                         DUANE, MORRIS & HECKSCHER

                           ATTORNEYS AT LAW
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
122 E. 42nd STREET, SUITE 3300                  ONE LIBERTY PLACE                   1201 MARKET STREET, SUITE 1500
      NEW YORK, NY 10168                   PHILADELPHIA, PA 19103-7396                 WILMINGTON, DE 19801-0195
                                                 (215) 979-1000
      314 S. STATE STREET                                                               305 NORTH FRONT STREET
        DOVER, DE 19901                                FAX                             HARRISBURG, PA 17108-1003
                                                 (215) 979-1020
51 HADDONFIELD ROAD, SUITE 340                                                        968 POSTAL ROAD, SUITE 200
  CHERRY HILL, NJ 08002-4810                                                           ALLENTOWN, PA 18109-0400

ONE GATEWAY CENTER, SUITE 1210                                                        735 CHESTERBROOK BOULEVARD
       NEWARK, NJ 07102                                                                  WAYNE, PA 19087-5638
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                                                            Exhibit 5.1 and 23.1
                                                            --------------------
                               December 31, 1996

The Board of Directors of
Reading Entertainment, Inc.
One Penn Square West
Suite 1300
Philadelphia, Pennsylvania 19102

Gentlemen:

     We have acted as counsel to Reading Entertainment, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Post-Effective Amendment to a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 11,000 shares (the "Shares") of common stock, $.001 par value ("Common Stock"). The Shares are to be issued by the Company upon exercise of options (the "Options") which have been granted to certain employees of the Company pursuant to the Reading Company 1982 Incentive Stock Option Plan and the 1982 Non-Qualified Stock Option Plan (collectively, the "Plans").

     As such counsel, we have participated in the preparation of the Registration Statement, and have reviewed the corporate proceedings in connection with the adoption of the Plans. We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for the rendering of this opinion.

     Based upon, and subject to, the foregoing, we are of the opinion that (i) the Shares issuable upon exercise of currently outstanding Options are duly authorized and (ii) upon exercise of the Options in accordance with the terms of the Plans and such Options against payment of the exercise price thereunder, and assuming due authorization in the case of Options hereafter granted, compliance with applicable securities laws, and no change in
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December 31, 1996
Page 2


applicable law or pertinent facts, the Shares issued on such exercise will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Sincerely,

                                   /s/ Duane, Morris & Heckscher